Exhibit 99.1

WESTERN REFINING AND NORTHERN TIER

ANNOUNCE PRORATION RESULTS IN CONNECTION WITH MERGER

EL PASO, Texas— June 29, 2016 — Western Refining, Inc. (NYSE: WNR) and Northern Tier Energy LP (“NTI”), a wholly-owned subsidiary of WNR, today announced that they have received the Merger Consideration proration results from American Stock Transfer & Trust Company, LLC in connection with the previously announced merger of NTI and a subsidiary of WNR (the “Merger”), pursuant to the Agreement and Plan of Merger dated December 21, 2015 (the “Merger Agreement”), which Merger closed on June 23, 2016. Pursuant to the Merger Agreement, WNR agreed to pay a total of approximately $860 million in cash and issue a total of approximately 17.1 million shares of WNR common stock, adjusted slightly for cash paid in lieu of fractional shares. Based upon the consideration elections made by NTI common unitholders, this cash and WNR common stock was allocated among NTI common unitholders as follows:

•	NTI common unitholders who made a valid “Mixed Election” (as defined in the Merger Agreement), or who made no election, received $15.00 in cash and 0.2986 of a share of WNR common stock for each such NTI common unit held.

•	NTI common unitholders who made a valid “Cash Election” (as defined in the Merger Agreement) received $15.357 in cash and 0.28896 of a share of WNR common stock, prorated in accordance with the Merger Agreement for each such NTI common unit held.

•	NTI common unitholders who made a valid “Stock Election” (as defined in the Merger Agreement) received 0.7036 of a share of WNR common stock for each such NTI common unit held.

Investors with questions regarding these proration results should contact D.F. King & Co., Inc. at (866) 416-0556.

About Western Refining

Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. The Company operates refineries in El Paso, Gallup, New Mexico and St. Paul Park, Minnesota. The Company’s retail operations include retail service stations and convenience stores in Arizona, Colorado, Minnesota, New Mexico, Texas and Wisconsin operating primarily through the Giant, Howdy’s, and SuperAmerica brands.

Western Refining, Inc. also owns the general partner and approximately 61% of the limited partnership interest of Western Refining Logistics, LP (NYSE:WNRL).

More information about Western Refining is available at www.wnr.com.

Forward-Looking Statements

This press release includes “forward-looking” statements by WNR. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. The forward-looking statements reflect WNR’s current expectations regarding future events, results or outcomes. These forward looking statements include statements about, among other things, the cash and/or shares of WNR common stock to be received by any NTI common unitholder in connection with the Merger. WNR cannot, and does not, give any assurance that expectations about future events will prove to be correct. These and other risks and uncertainties are discussed in more detail in filings made by WNR with the SEC, which are available to the public. All forward-looking statements are only as of the date made and WNR does not undertake (and expressly disclaims) any obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WNR Investor and Analyst Contact:

Jeffrey S. Beyersdorfer

(602) 286-1530

Michelle Clemente

(602) 286-1533

Alpha IR Group

(651) 769-6700

nti@alpha-ir.com

Media Contact:

Gary Hanson

(602) 286-1777